Exhibit 10.3

Execution Version

Confidential

TRANSITION SERVICES AGREEMENT

by and between

DUPONT SPECIALTY PRODUCTS USA, LLC

and

EKC ADVANCED ELECTRONICS USA, LLC

Dated as of November 1, 2025

i

ARTICLE VI LIMITATION OF LIABILITY AND DISCLAIMER OF WARRANTIES		23

6.1	Liability	23
6.2	Limitation of Losses	23
6.3	Limited Liability Exclusions	23
6.4	Third Party Service Providers	23
6.5	Mitigation	24
6.6	DISCLAIMER OF WARRANTIES	24

ARTICLE VII INDEMNIFICATION		24

7.1	Indemnification	24
7.2	Indemnification Procedures	25

ARTICLE VIII GOVERNANCE		26

8.1	Contract Managers	26
8.2	Service Coordinators	26

ARTICLE IX INTELLECTUAL PROPERTY; CONFIDENTIALITY		27

9.1	Intellectual Property Ownership	27
9.2	Intellectual Property Licenses	27
9.3	Confidentiality	28

ARTICLE X FORCE MAJEURE		28

10.1	Occurrence of Force Majeure	28

ARTICLE XI MISCELLANEOUS		29

11.1	Entire Agreement	29
11.2	Successors and Assignment	29
11.3	Amendments and Waivers	30
11.4	No Third Party Beneficiaries	30
11.5	Notices	30
11.6	Governing Law; Dispute Resolution	31
11.7	Specific Performance	32
11.8	Severability	32
11.9	Counterparts	32
11.10	Expenses	32
11.11	Parties in Interest	33
11.12	Relationship of the Parties	33
11.13	Conflict	33
11.14	Survival	33
11.15	Supply of Services	33
11.16	Further Assurances	33
11.17	Compliance with Laws	34
11.18	No Recourse	34
11.19	Title and Headings	34

ii

EXHIBITS

Exhibit A	Services
Exhibit B	Service Level Agreements
Exhibit C	Intentionally Omitted Services
Exhibit D	DuPont Electronic Access Agreement
Exhibit E	Data Transfer Agreement
Exhibit F	Invoice Dispute Resolution
Exhibit G	Dispute Resolution
Exhibit H Migration Plan

iii

TRANSITION SERVICES AGREEMENT

THIS TRANSITION SERVICES AGREEMENT (this “Agreement”) is entered into and made effective as of November 1, 2025 (the “Effective Date”), by and between DuPont Specialty Products USA, LLC, a Delaware limited liability company (“Provider”), each other undersigned Provider Affiliate (as hereinafter defined), on the one hand, EKC Advanced Electronics USA, LLC, a Delaware limited liability company (“Recipient”), and each other undersigned Recipient Affiliate (as hereinafter defined), on the other hand. Provider, each Provider Affiliate, Recipient and each Recipient Affiliate are at times referred to herein individually as a “Party” and collectively as the “Parties.” Provider and each Provider Affiliate shall be jointly and severally responsible and liable for the obligations of Provider and each Provider Affiliate hereunder, and Provider shall cause each Provider Affiliate to comply with the terms and conditions of this Agreement. Recipient and each Recipient Affiliate shall be jointly and severally responsible and liable for the obligations of Recipient and each Recipient Affiliate hereunder, and Recipient shall cause each Recipient Affiliate to comply with the terms and conditions of this Agreement.

W I T N E S S E T H

WHEREAS, Provider and Recipient, or their respective Affiliates, are parties to that certain Separation and Distribution Agreement, dated as of November 1, 2025 (the “Separation Agreement”), which sets forth, among other things, the terms of the separation of the Business (as defined below) from DuPont de Nemours, Inc., a Delaware corporation; and

WHEREAS, in connection with the transactions contemplated by the Separation Agreement, the Parties have agreed to enter into this Agreement, pursuant to which Provider shall provide, or cause its Affiliates to provide, to Recipient and, to the extent provided herein, the Recipient Affiliates, with the Services (as defined below) in connection with the Business (as defined below), in each case on a transitional basis and subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements, provisions and covenants contained in this Agreement, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. As used in this Agreement, the following terms shall have the following meanings:

“Action” shall mean any demand, action, claim, cause of action, suit, countersuit, arbitration, inquiry, case, litigation, subpoena, proceeding or investigation (whether civil, criminal or administrative) by or before any court or grand jury, any Governmental Entity or any arbitration or mediation tribunal or authority.

“Affiliate” shall mean, when used with respect to a specified Person, a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such specified Person. For the purposes of this definition, “control” (including the terms “controlled by” and “under common control with”), when used with respect to any specified Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by Contract or otherwise.

“Ancillary SLA” shall have the meaning provided in Exhibit C.

“Applicable Exchange Rate” shall mean the applicable exchange rate published by Reuters at www.reuters.com/markets/currencies or another reasonable source if the applicable rate is not available on Reuters.

“Assigning Party” shall have the meaning provided in Section 11.2(b).

“Background IP” shall mean, with respect to a particular Party and its Affiliates, any and all Intellectual Property that is (a) owned by such Party (or its Affiliates) as of the Effective Date, or (b) created or acquired by or on behalf of such Party (or its Affiliates) independently from this Agreement and the other Ancillary Agreements (as defined in the Separation Agreement); provided, that for clarity, any Intellectual Property acquired by Recipient or its Affiliates pursuant to the Separation Agreement shall be deemed Recipient’s or its Affiliate’s (as applicable) Background IP.

“Business” shall mean the following lines of business (whether covered independently or in association with one or more Third Parties through a partnership, joint venture or other mutual enterprise), in each case as conducted prior to the Effective Date by any member of the ElectronicsCo Group (as defined in the Separation Agreement), RemainCo Group (as defined in the Separation Agreement) or any of their respective predecessors: Semiconductor Technologies (which, for avoidance of doubt, includes Chemical Mechanical Planarization Technologies (CMPT); Lithography; Chemical Mechanical Planarization (CMP) Slurries; Displays HDM/PI; Organic Light Emitting Diodes (OLEDs); Display Materials; Advanced Clean Technologies; and Kalrez®) and Interconnect Solutions (which, for avoidance of doubt, includes LED Silicones; Metalization and Imaging; Advanced Packaging (APT); Semi Packaging Silicones; Laminates; Films; Laird Performance Materials; and Electronic Polymers).

“Business Day” shall mean any day that is not a Saturday, a Sunday or any other day on which banks are required or authorized by Law to be closed in The City of New York.

“Change” or “Changes” shall have the meaning provided in Section 2.1(g).

“Change Request” shall have the meaning provided in Section 2.1(g).

“Claim” or “Claims” shall mean any action, claim, demand, suit, arbitration or other proceeding.

“Code” shall mean the U.S. Internal Revenue Code of 1986, as amended.

“Contract” shall mean any agreement, contract, subcontract, obligation, note, indenture, instrument, option, lease, sublease, promise, arrangement, release, warranty, license, sublicense, insurance policy, purchase order or legally binding commitment or undertaking of any nature (whether written or oral and whether express or implied).

“Contract Manager” shall have the meaning provided in Section 8.1.

“Copyrights” shall mean copyrightable works, copyrights (including in product label or packaging artwork or templates), moral rights, mask work rights, database rights and design rights, in each case, whether or not registered, and registrations and applications for registration thereof.

“Cost Principles” shall mean charging Full Cost plus a mark-up of five percent (5%).

“DEAA” shall mean the DuPont Electronic Access Agreement attached as Exhibit D hereto.

“Defaulting Party” shall have the meaning provided in Section 5.1.

“Demand Forecasting” shall have the meaning provided in Section 3.7(c).

“DISO” shall have the meaning provided in Section 3.7(g).

“DTA” shall mean the Data Transfer Agreement attached as Exhibit E hereto.

“Effective Date” shall have the meaning provided in the Preamble.

“Engineering Models and Databases” shall mean (a) physical property databases, (b) empirical or mathematical dynamic or steady state models of processes, equipment and/or reactions and databases containing data resulting from such models, (c) computations of equipment or unit operation operating conditions including predictive or operational behavior and (d) databases with historical operational data.

“Expenses” shall have the meaning provided in Section 4.1(b).

“Extended Term” shall mean, to the extent an extension is permitted for a given SLA, the extended term set forth in such SLA.

“Extended Term Cost Principles” shall mean charging the Service Fee as of the date immediately prior to the effective date of such extension, plus an additional ten percent (10%) mark-up.

“Fixed Costs” shall mean for any Service, personnel costs including base salary plus overtime (full-time, part-time and contract labor), bonus and stock-based compensation, benefits, payroll taxes, travel expenses, employee training, facilities, leasing or space costs and costs for administrative support incurred by the Provider and its Affiliates, as well as non-personnel costs including maintenance allocations, depreciation and amortization, WAN usage, hardware (laptops, cellphones and other peripherals), Software (including licensing), data center hosting, Third Party vendor costs and expenses of direct supervision allocated proportionally.

“Force Majeure” shall mean, for each Party, any circumstance(s) beyond the reasonable control of that Party which has the effect of delaying, hindering or preventing, in whole or in part, performance, including, but not limited to:

(a) acts of God or acts of providence that result in a shutdown, failure, incapacity or reduced capacity of the facilities associated with the performance of this Agreement, including epidemics, pandemics, landslides, hurricanes, floods, washouts, fires, lightning, tornadoes, earthquakes, storm warnings, perils of the sea, extreme heat or extreme cold, and other adverse weather conditions and threats of any of the foregoing, and whether preceded by, concurrent with, or followed by acts or omissions of any human agency (other than a Party’s employees or contractors, or a Party’s vendors or suppliers who are under the reasonable control of a Party), whether foreseeable or not;

(b) acts or omissions of Governmental Entities or request of Governmental Entities, including any Law, decree, order or regulation of any Governmental Entities, whether federal, state or local, in each case, not related to any wrongdoing by the Party claiming to be affected by such event (or by such Party’s Affiliates);

(c) acts of civil disorder including acts of sabotage, acts of the public enemy, acts of war (declared or undeclared), civil disobedience, acts of terrorism, cyber-attacks, blockades, insurrections, riots, mass protests or demonstrations or threats of any of the foregoing, and police action in connection with or in reaction to any such act of civil disorder;

(d) acts of industrial disorder, including strikes, collective bargaining obligations, labor dispute or shortage, lockouts, picketing, and threats of any of the foregoing, when any such act of industrial disorder directly or indirectly results in the inability of the affected Party to perform its obligations under this Agreement, regardless of whether the settlement of any labor dispute to prevent or end any such act of industrial disorder is within the sole discretion of the Party involved in such labor dispute;

(e) failure to supply or delay on the part of contractors, or errors in services supplied by contractors; and

(f) inability to obtain or shortage of fuel, utilities, equipment or apparatus, or failures of equipment;

provided, that, in each case, such event impacts the assets or operations required for the applicable Party’s performance under this Agreement and is not under or within the reasonable control of the Party (or its Affiliates) claiming to be affected by such event; provided, further, that the COVID-19 pandemic or any other epidemic or pandemic shall not constitute a Force Majeure, but any adverse circumstances resulting from the COVID-19 pandemic or any other epidemic or pandemic, including the foregoing circumstances listed in (a) through (f) of this definition of “Force Majeure,” may constitute a Force Majeure. Any failure by a Third Party supplier to supply (in whole or in part) any Service due to a Force Majeure affecting such supplier (except in the event of a breach, or alleged breach, by a Party of its contract with such Third Party supplier) shall constitute Force Majeure hereunder if, and to the extent that, such event or failure prevents, hinders or delays a Party in the performance of its obligations hereunder.

“Full Cost” shall mean Fixed Cost and Variable Cost incurred by Provider and its Affiliates while providing the Service.

“Governmental Entity” shall mean any nation or government, any state, municipality or other political subdivision thereof and any entity, body, agency, commission, department, board, bureau or court, whether domestic, foreign, multinational or supranational exercising executive, legislative, judicial, regulatory, self-regulatory or administrative functions of or pertaining to government and any executive official thereof.

“Indemnified Party” shall have the meaning provided in Section 7.2.

“Indemnifying Party” shall have the meaning provided in Section 7.2.

“Intellectual Property” shall mean any and all rights (created or arising in any jurisdiction anywhere in the world, whether statutory, common law, or otherwise) to the extent arising from or related to intellectual property, including (a) Patents, (b) Trademarks, (c) Copyrights, (d) rights in Know-How, (e) rights in Software, (f) all other intellectual property or proprietary rights, (g) all registrations and applications for registration of any of the foregoing clauses (a) through (f), and (h) all actions and rights to sue at law or in equity for any past, present or future infringement, misappropriation or other violation of any of the foregoing.

“Intentionally Omitted Services” shall have the meaning provided in Section 2.1(a).

“IT Assets” shall mean all Software, computer systems, telecommunications equipment, databases, internet protocol addresses, data rights, and documentation, reference, resource and training materials to the extent relating thereto, and all Contracts (including Contract rights) relating to any of the foregoing (including software license agreements, source code escrow agreements, support and maintenance agreements, electronic database access contracts, domain name registration agreements, website hosting agreements, software or website development agreements, outsourcing agreements, service provider agreements, interconnection agreements, Permits, radio licenses and telecommunications agreements), other than, in each case, Know-How contained therein that is not intrinsically related to the operation or maintenance of such IT Assets.

“Judgment” shall mean any judgment, injunction, ruling, award, order, determination, decree or writ of any Governmental Entity, arbitrator or arbitral tribunal.

“Know-How” shall mean all confidential or proprietary information, including trade secrets, know-how and technical data, including any that comprise financial, business, scientific, technical, economic or engineering information and instructions, including any confidential or proprietary raw materials, material lists, raw material specifications, manufacturing or production files or specifications, plans, drawings, blueprints, design tools, quality assurance and control procedures, simulation capability, research data, manuals, compilations, reports including technical reports and research reports, analyses, formulas, formulations, designs, prototypes, methods, techniques, processes, rights in research, development, manufacturing, financial, marketing and business data, pricing and cost information, customer and supplier lists and information, procedures, inventions, and invention disclosure documents, as well as Plant Operating Documents, and Engineering Models and Databases, in each case, other than Patents.

“Law” shall mean any U.S. or non-U.S. federal, national, supranational, state, provincial, local or similar statute, constitution, law, ordinance, regulation, rule, code, income tax treaty, order, requirement or rule of law (including common law) or other binding directives promulgated, issued, entered into or taken by any Governmental Entity.

“Liability” or “Liabilities” shall mean any and all indebtedness, liabilities, costs, expenses, interest and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, reserved or unreserved, or determined or determinable, including those arising under any Law, Action, whether asserted or unasserted, or order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Entity and those arising under any Contract or any fines, damages or equitable relief which may be imposed and including all costs and expenses related thereto.

“Losses” shall mean all losses, Liabilities, claims, fines, deficiencies, damages, payments (including those arising out of any settlement or Judgment relating to any Proceeding), interest, obligations, penalties, fees, Taxes and costs and expenses of any kind (including reasonable accountants’ and attorneys’ fees and disbursements incurred in the defense thereof).

“Migration Plan” shall have the meaning provided in Section 2.4(a).

“New IP” shall have the meaning provided in Section 9.1.

“Non-Defaulting Party” shall have the meaning provided in Section 5.1.

“Party” or “Parties” shall have the meaning provided in the Preamble.

“Patents” shall mean patents, patent applications (including patents issued thereon) and statutory invention registrations, patents of importation, patents of improvement, certificates of addition, design patents and utility models, including reissues, divisionals, continuations, continuations-in-part, extensions, renewals and reexaminations thereof.

“Permits” shall mean permits, approvals, authorizations, consents, licenses, registrations, exemptions or certificates issued by any Governmental Entity.

“Person” shall mean any natural person, firm, individual, corporation, business trust, joint venture, association, bank, land trust, trust company, company, limited liability company, partnership or other organization or entity, whether incorporated or unincorporated, or any Governmental Entity.

“Plant Operating Documents” shall mean (a) plot plans, (b) construction, technical, engineering, electrical, instrument drawings, as-built or as-modified drawings including piping and instrument diagrams, 3-D (three-dimensional) models, wiring diagrams, flowsheets, structural designs, map and physical layouts, (c) process flow diagrams, (d) process control schematics, process control and/or shop-floor control strategies, logic or algorithms, (e) standard operating procedures, maintenance and inspection procedures and records, safety audit reports, investigations, safety incident investigation reports, process hazard reviews, capital projects, upgrades, improvements, designs for such projects, upgrades and/or improvements and (f) standard operating instructions and operating data (including product quality and safety data and maintenance and inspection data).

“Prime Rate” shall mean the rate of interest announced publicly from time to time in New York, New York, by JPMorgan Chase & Co. as its prime rate.

“Proceeding” shall mean any judicial, administrative or arbitral claims, demands, actions, suits, arbitrations, hearings or other proceedings by or before any Governmental Entity, arbitrator or arbitral tribunal.

“Provider” shall mean Provider or any of its Affiliates to the extent such Person will provide the Services under one or more SLAs hereunder.

“Provider Affiliate” shall mean any of Provider’s Affiliates to the extent such Person will provide the Services under one or more SLAs hereunder.

“Recipient” shall mean Recipient or any of its Affiliates to the extent such Person will receive the Services under one or more SLAs hereunder.

“Recipient Affiliate” shall mean any of Recipient’s Affiliates to the extent such Person will receive the Services under one or more SLAs hereunder.

“Recipient Content” shall mean any and all Intellectual Property in and to data or Confidential Information (as defined in the Umbrella Secrecy Agreement) of Recipient or its Affiliates, in each case created by Recipient or its Affiliates and provided to Provider or its Affiliates in connection with this Agreement.

“Recipient Employees” shall mean employees of Recipient or its Affiliates who were employees of the Business immediately prior to the Effective Date.

“Reference Period” shall mean the twelve (12)-month period immediately preceding the Effective Date.

“Relevant Assets” shall have the meaning provided in Section 11.2(a).

“Sales Taxes” shall mean all sales, use, value added, goods and services tax, excise or similar Taxes (including “in-lieu-of” Taxes), however denominated. Sales Taxes shall not include (i) any Taxes based upon, measured by, or calculated with respect to income or profits or (ii) gross receipts Taxes imposed on Provider without statutory provision for the recovery of such Taxes from Recipient.

“Separation Agreement” shall have the meaning provided in the Preamble.

“Service” or “Services” shall have the meaning provided in Section 2.1(a).

“Service Coordinator” shall have the meaning provided in Section 8.2.

“Service Fees” shall have the meaning provided in Section 4.1(a).

“Service Term” shall have the meaning provided in Section 2.3(b).

“SLA” shall have the meaning provided in Section 2.1(a).

“Software” shall mean all computer programs (whether in source code, object code, or other form), software implementations of algorithms, and related documentation, including flowcharts and other logic and design diagrams, technical, functional and other specifications, and user and training materials to the extent related to any of the foregoing.

“Space Leases” shall mean those certain space lease agreements, by and between Provider and Recipient, or their respective Affiliates, in connection with the closing of the transactions contemplated by the Separation Agreement.

“Specification” shall mean the specifications or scope of the Service stated in the relevant section of the applicable SLAs, as those Specifications may be amended from time to time either in accordance with the terms of the relevant Section of such SLAs or by agreement in writing between the Parties.

“Subsidiary” shall mean with respect to any Person (a) a corporation, fifty percent (50%) or more of the voting or capital stock of which is, as of the time in question, directly or indirectly owned by such Person, and (b) any other partnership, joint venture, association, joint stock company, trust, unincorporated organization or other entity in which such Person, directly or indirectly, owns fifty percent (50%) or more of the equity or economic interest thereof or has the power to elect or direct the election of fifty percent (50%) or more of the members of the governing body of such entity or otherwise has control over such entity (e.g., as the managing partner of a partnership).

“Tax Authority” shall mean, with respect to any Taxes, the Governmental Entity or political subdivision thereof that imposes such Taxes, and the agency (if any) charged with the collection of such Taxes for such entity or subdivision.

“Taxes” shall mean all taxes, charges, fees or duties of any kind, however denominated, imposed by any Governmental Entity, which taxes shall include all income or profits taxes, capital taxes, withholding taxes, payroll and employee withholding taxes, employment insurance, social insurance taxes, sales taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, energy taxes, transfer taxes (including land transfer taxes), workers’ compensation and other governmental charges, and other obligations of the same or of a similar nature to any of the foregoing. Interest, penalties or other additions that may become payable in respect of Taxes shall not be “Taxes” for purposes of this Agreement.

“Term” shall have the meaning provided in Section 2.3(a).

“Territory” shall mean the United States of America unless otherwise specified in an SLA.

“Third Party” shall mean any Person other than a Party hereto or its respective Affiliate, and shall include any Governmental Entity and the employees of the Parties.

“Third Party Claim” shall have the meaning provided in Section 7.2(a).

“Trademarks” shall mean trademarks, certification marks, service marks, trade names, domain names, favicons, social media addresses, service names, trade dress and logos, including all goodwill associated therewith, in each case whether or not registered, and registrations and applications for registration thereof, and all reissues, extensions and renewals of any of the foregoing.

“Transitional Employees” shall have the meaning provided in Section 2.2(b).

“Umbrella Secrecy Agreement” shall mean that certain Umbrella Secrecy Agreement, dated as of the date hereof, by and between Provider and Recipient and/or their respective Affiliates.

“Variable Costs” shall mean for any Service, those costs defined as variable by the accounting policies, procedures, definitions, and methods of Provider, most of which tend to change with production or usage levels and that are measured, estimated, or calculated (e.g., variable utilities (e.g., general utilities, electricity, compressed air, natural gas, steam, water, caustic, oxygen, breathing air), variable powerhouse (e.g., general powerhouse, cogeneration, nitrogen, refrigeration, water, steam, compressed air), consumables and supplies, packaging, waste treatment and shipping and warehousing, used by Provider and its Affiliates to provide the Service, which shall increase or decrease in proportion to consumption levels).

“Willful Breach” shall mean an intentional action or failure to act by a Party, which such Party knows constitutes a breach of this Agreement.

1.2 References; Interpretation. For the purposes of this Agreement, (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (b) references to the terms Article, Section, paragraph, clause, Exhibit and Schedule are references to the Articles, Sections, paragraphs, clauses, Exhibits and Schedules to this Agreement unless otherwise specified; (c) the terms “hereof,” “herein,” “hereby,” “hereto,” and derivative or similar words refer to this entire Agreement, including the Schedules and Exhibits hereto; (d) references to “$” shall mean U.S. dollars; (e) the word “including” and words of similar import when used in this Agreement shall mean “including without limitation,” unless otherwise specified; (f) the word “or” shall not be exclusive (unless the context indicates otherwise); (g) references to “written” or “in writing” include in electronic form; (h) the Parties have each participated in the negotiation and drafting of this Agreement, and except as otherwise stated herein, if an ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or burdening any Party by virtue of the authorship of any of the provisions in this Agreement; (i) a reference to any Person includes such Person’s successors and permitted assigns; (j) any reference to “days” means calendar days unless Business Days are expressly specified; (k) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day; (l) any statute or Contract defined or referred to herein means such statute or Contract as from time to time amended, modified or supplemented, unless otherwise specifically indicated; (m) the use of the phrases “the date of this Agreement,” “the date hereof,” “of even date herewith” and terms of similar import shall be deemed to refer to the date set forth in the preamble to this Agreement; (n) the phrase “ordinary course of business” shall be deemed to be followed by the words “consistent with past practice” whether or not such words actually follow such phrase; (o) where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning; (p) any consent given by any Party pursuant to this Agreement shall be valid only if contained in a written instrument signed by such Party; and (q) any capitalized term used in any Exhibit but not otherwise defined therein shall have the meaning set forth in this Agreement or the Separation Agreement (as applicable).

ARTICLE II

SERVICES PROVIDED

2.1 Transitional Services.

(a) Services Provided. Upon the terms and subject to the conditions set forth in this Agreement, Provider will provide (either itself or through its Affiliates or Third Party agents or contractors) to Recipient and the Recipient Affiliates, to the extent requested by them and permitted under this Agreement, those services listed on Exhibit A (each a “Service,” and, collectively the “Services”). Each Service shall be covered by and described in more detail in a Service Level Agreement (“SLA”) attached to and made part of this Agreement in Exhibit B, which shall set forth, among other things, the Service, the Specifications and Service Fee. Except as set forth in Section 2.1(b), in no event shall Recipient be entitled to any new Service without the prior written consent of Provider, which consent may be withheld by Provider in its sole discretion. For the avoidance of doubt, the Services shall not include any of the services set forth on Exhibit C (“Intentionally Omitted Services”). Upon execution of any new or amended SLA, the additional or updated transition service described in such new or amended SLA shall become a Service under this Agreement.

(b) Omitted Services. If, within ninety (90) days after the Effective Date, Recipient provides written notice to Provider of any services that are not then a Service and that were provided to the Business immediately prior to the Effective Date by Provider or any of its Affiliates (including through Third Party agents or contractors) and such service was not previously performed by Recipient Employees or by contractors for which Recipient or its Affiliates acquired or assumed the underlying contract (or entered into its own corresponding contract therefor) (each such service, an “Omitted Service”), then such Omitted Service shall become a Service hereunder contingent upon the Parties entering into a SLA with reasonable terms and conditions consistent with the terms of this Agreement. Provider and Recipient agree to negotiate in good faith and mutually agree upon such SLA; provided, that no Intentionally Omitted Service shall be an Omitted Service without Provider’s prior written consent in its sole discretion.

(c) Standard of Care. Subject to the provisions of Article X, Provider shall perform the Services in a manner generally consistent with the historical provision of the Services to the Business during the Reference Period and with the same standard of care as historically provided during the Reference Period. Nothing in this Agreement shall require Provider to favor the Business of Recipient over Provider’s own businesses or those of any of Provider’s Affiliates, including any subsidiaries or divisions. Notwithstanding the foregoing, Provider shall give the Business the same level of priority as to Provider’s own businesses or those of any of Provider’s Affiliates as was given to the Business during the Reference Period.

(d) Service Levels. Subject to the SLAs, which may provide for a higher or lower level, Recipient’s level of use of any Service shall not be higher than or expanded from the level of use reasonably required by the Business during the Reference Period.

(e) Reduced Services. Except as otherwise provided in an SLA or this Agreement, Recipient may reduce the level of any Service but must provide at least ninety (90) days’ prior written notice to Provider of any decrease in the level of the Services. Any requested modification shall only be effective on the last day of a calendar month (unless otherwise provided in an applicable SLA). Recipient shall be responsible for all Service Fees and Expenses owed for the period prior to the effective date of the Service reduction and reimbursement to Provider of its costs incurred as the result of any reduction in a Service. Any reduction in Service Fees due to a reduction in Services shall take effect following the last day of the month that is three (3) months following the receipt of such reduction of Services notice.

(f) Specification. Except as otherwise set forth in this Agreement, Provider shall provide each Service indicated in an SLA to Recipient according to the specific scope and in the scale and description set forth in the SLA. Except as otherwise set forth herein, Recipient shall not be entitled to receive any service, nor shall Recipient be required to purchase or to accept any service, different from that set forth in the respective SLA or as otherwise agreed in writing between the Parties.

(g) Changes. Subject to Section 2.1(h), or except as otherwise set forth in this Agreement, Recipient shall not be entitled to any change to the nature, the manner of performing or level of a Service or any additional service (each such change a “Change,” and, collectively “Changes”) without the prior written consent of Provider, which consent may be withheld by Provider in its sole discretion. In the event Recipient desires a Change, it will deliver a written description of the proposed Change (a “Change Request”) to Provider’s Contract Manager. Provider will use the same change management process for Change Requests that Provider uses to manage similar requests for changes for Provider’s own businesses that use the same or similar services. If a Change is approved, Recipient shall be responsible for all increased Service Fees, costs and Expenses associated with such approved Change.

(h) Modifications or Upgrades. Provider reserves the right to modify or upgrade the types or level of the Services or manner of providing the Services as changes are made to respond to the needs of Provider’s own businesses or are otherwise made with respect to Provider’s agreements with Third Parties or contractors. Provider agrees to provide notification to Recipient of such changes as notification is presented to Provider’s own businesses. To the extent that such changes affect a Service, (i) Provider shall have no obligation to continue to supply such Service using its former technology or to maintain any legacy system as an accommodation to Recipient, and (ii) Recipient shall have no obligation to continue to receive such Service upon the implementation of such changes; provided, that Recipient notifies Provider in writing of its election to discontinue such Service within ten (10) days of Provider’s notification of such changes. To the extent Recipient wishes to continue to receive such Service, Recipient shall be obligated at Recipient’s expense to conform its systems as necessary to Provider’s changes.

(i) Recipient’s Use of Services. Provider shall provide all Services directly to Recipient and Recipient Affiliates, except as set forth in an applicable SLA. Subject to Section 11.2, in no event shall Recipient be permitted to resell or supply any Service to any other Affiliates or any Third Party, without the prior written consent of Provider, which consent may be withheld by Provider in its sole discretion. To the extent that Provider consents to provide any Service to an Affiliate of Recipient, such Services shall be provided on terms reasonably acceptable to the Parties and according to the Cost Principles. Recipient shall cause such Affiliate to comply with the terms and conditions of this Agreement, including any additional terms agreed by the Parties, as if such Affiliate were a named party under this Agreement. As a condition precedent to the provision of the Services to an Affiliate of Recipient, Recipient shall cause such Affiliate to execute an undertaking, in a form reasonably acceptable to Provider, agreeing to be bound by the terms and conditions of this Agreement and all additional terms agreed by the Parties. In no event shall Services be rendered to any Recipient Affiliate that is not part of the Business, unless specifically set forth in an applicable SLA.

2.2 Personnel, Resources and Third Parties.

(a) Personnel and Third Parties. In providing the Services, Provider, as it deems necessary or appropriate, in its sole discretion, may (i) use the personnel and resources of Provider or its Affiliates, or (ii) employ the services and resources of Third Parties. To the extent the Services are provided by an Affiliate of Provider, the corresponding Service Fee (or portion thereof) may be invoiced by such Affiliate directly to Recipient, and Recipient shall pay such invoice directly to such Affiliate. Provider reserves the right to provide any or all of the Services directly or, in Provider’s sole discretion, through its Affiliates, Third Party agents or contractors. Provider shall provide reasonable notice to Recipient in connection with engagement of or changes to any Third Party providing a material Service.

(b) Transitional Employees. Recipient agrees to use commercially reasonable efforts to cooperate with Provider by making available Recipient Employees, who will be employed by Recipient or its Affiliates as of the Effective Date, or other employees of Recipient or its Affiliates performing similar functions as such Recipient Employees, as Provider shall reasonably request in connection with the provision of the Services (the “Transitional Employees”). For such time as any Transitional Employees are performing any functions relating to the Services, (i) such Transitional Employees shall remain employees of Recipient or its Affiliates and shall not be deemed to be employees of Provider or Provider’s Affiliates for any purpose, and (ii) Recipient and its Affiliates shall be solely responsible for the payment and provision of all wages, bonuses and commissions, employee benefits (including severance and worker’s compensation), social security contributions and the withholding and payment of applicable Taxes relating to such employment.

(c) New or Additional Equipment. Provider shall not be obligated to acquire, upgrade or provide new or additional equipment to perform the Services for Recipient under this Agreement.

2.3 Term of Service.

(a) This Agreement shall become effective on the Effective Date and shall remain in effect until the earliest to occur of: (i) the termination or expiration of all Services; or (ii) termination of this Agreement by Provider or Recipient as provided herein (the “Term”).

(b) Unless otherwise provided in this Agreement, the term for each Service shall commence on the Effective Date and shall terminate upon the earlier of: (i) the date or at the time specified in the SLA; provided, that upon Recipient’s reasonable request, Provider will use commercially reasonable efforts to continue furnishing the Services under such SLA for an Extended Term to the extent permitted by such SLA; provided, further, that in no event shall the term, including any Extended Term, of any Service extend beyond December 31, 2027; (ii) the termination by Provider or Recipient as provided herein; or (iii) the Term (for each Service, the “Service Term”).

2.4 Migration from Services.

(a) Migration Plan. Each Party acknowledges that the purpose of this Agreement is to provide the Services on an interim basis, until Recipient can perform the Services for itself, either through its own personnel or through Third Parties. Accordingly, at all times from and after the Effective Date, Recipient shall use reasonable efforts to make or obtain approvals, permits or licenses, implement any necessary systems, and take, or cause to be taken, any and all other actions necessary or advisable so as to render receipt of the Services from Provider no longer necessary. Recipient agrees that within one hundred eighty (180) days from the Effective Date (or an additional forty-five (45) days from such date if mutually agreed to in writing by the Parties), it shall provide to Provider, a written migration plan in substantially the form attached hereto as Exhibit H (a “Migration Plan”), to wind down Recipient’s receipt of the Services and develop its internal service capabilities or seek Third Party providers so as to render receipt of the Services. The Migration Plan shall include, among other things, the following with respect to the Services: (i) the phases of implementation, (ii) milestones, (iii) expected Provider involvement, (iv) service inter-dependency issues, and (v) contingencies. The cost and fees of Provider to facilitate Recipient’s migration is not included in the Service Fees in the SLAs, and Recipient shall be responsible for all costs associated with the creation of the Migration Plan and any implementation thereof. The respective Contract Managers and appropriate functional resources shall meet to discuss implementation of the Migration Plan and expected Provider involvement.

(b) Provider’s Migration Obligations with Respect to IT Assets.

(i) Limitation on Provider’s Migration Obligations. Unless otherwise agreed in writing between the Parties or as specifically set forth in any SLA, Provider’s duties related to migration by Recipient from the Services for IT Assets are limited to the following: (A) disclosure of the overall scope and nature of the Services provided; (B) furnishing files of Recipient data which have been retained by Provider in accordance with its own ordinary records retention policies, and to the extent then available, in the format and media in which Provider then maintains such data, subject to the terms of the Separation Agreement; and (C) removal of Provider data from Recipient’s IT Assets (provided, that Recipient assists Provider with such obligations as reasonably requested by Provider).

(ii) Provider’s Excluded Migration Obligations. Without limiting and in furtherance of Section 2.4(b)(i), in the absence of an agreement in writing between the Parties, Provider shall have no obligation to: (A) load data to Recipient systems, (B) co-develop conversion programs, (C) convert data into new formats or media, (D) write Recipient extraction programs, (E) generate multiple data file formats, (F) provide or develop interfaces or (G) participate in testing prototypes or pilots.

2.5 Limitations and Exclusions.

(a) Third Party Waiver. Recipient expressly waives any and all rights that it or its Affiliates may have to bring any suit or Claim against Provider’s Affiliates, Third Party agents or contractors relating to or arising out of this Agreement, other than any Claims for willful misconduct or fraud.

(b) Compliance with Law. Provider shall not be required to perform any of its obligations under this Agreement to the extent Provider reasonably believes that performing such obligation would violate any Law. The Parties shall cooperate in good faith to implement changes and/or modifications to any manner or method of Service, which in Provider’s sole discretion, are reasonably necessary to ensure that such Service is performed in strict accordance with applicable Laws. Recipient will promptly implement such changes and/or modifications.

(c) Recipient Data. Provider is not responsible for and shall have no liability with respect to the content or integrity of content of Recipient’s data, including communications, stored on systems or at facilities under the ownership or control of Provider, its Affiliates or Provider’s Third Party agents or contractors, except to the extent caused by Provider and subject to the limitations set forth in this Agreement.

(d) Professional Advice or Opinions. Recipient shall not rely on, or construe, any Service rendered by or on behalf of Provider as professional advice or opinions or technical advice; and Recipient shall, at its own expense, seek all Third Party professional advice and opinions or technical advice as it may desire or need independently of this Agreement.

2.6 Recipient Obligations.

(a) Compliance with Law. Recipient, in the course of receiving the Services or use of the systems of Provider, Provider’s Affiliates, or Third Party agents and contractors, shall comply with all applicable Laws, including the United States Copyright Act of 1976, as amended.

(b) Access. To the extent reasonably required to perform the Services, Recipient shall (at its own expense) provide Provider personnel (including any of Provider’s Affiliates, agents or contractors) with reasonable and timely access to Recipient’s office space, plants, equipment, information (subject to Section 2.6(c)), premises, personnel, power, telecommunications systems and circuits, computer systems, and any other areas and equipment. Without limiting the foregoing, Recipient shall make accessible to Provider, as needed, Recipient’s key users and other Recipient personnel responsible for the execution, maintenance and enhancement of processes relating to the Services.

(c) Information Requests. Recipient shall cooperate with Provider to respond to Provider’s reasonable requests for any information, document, instrument or other writing which in Provider’s sole discretion is necessary to the provision of the Services. Provider shall not be liable for any impairment of any Service to the extent caused by its not receiving information either in a timely manner or not at all, or by its receiving inaccurate or incomplete information from Recipient.

(d) Site Regulations. Each Party shall comply with the other Party’s site rules, regulations and procedures when on the other Party’s sites, including safety, security and/or background checks and drug testing.

(e) Acknowledgment of Provider Status. Recipient acknowledges that Provider is providing the Services exclusively as an accommodation to Recipient to allow Recipient a period of time to obtain similar services on its own, and that Provider is not a commercial provider of such services.

2.7 Consents. Provider shall, with cooperation and assistance from Recipient, use commercially reasonable efforts to obtain any consents, licenses or approvals of Third Parties that are necessary for Recipient to provide the Services to itself pursuant to Section 2.4. Any fees or other charges related to obtaining such consents shall be borne by Recipient. If a Third Party refuses to provide a consent or Provider has not obtained a consent despite Provider using commercially reasonable efforts to obtain such consent, then the Parties shall cooperate and use commercially reasonable efforts to determine and adopt, subject to each Party’s approval, alternative approaches to enable Recipient to receive the benefit of this Agreement without disruption to the Business. Any costs associated with such alternative approaches shall be borne by Recipient.

ARTICLE III

INFORMATION SYSTEMS AND SUPPORT

3.1 Software and Database Access. Recipient shall not and has no right to access or use any Software, related data or databases owned by or licensed to Provider or its Affiliates, including Software used by Provider for the benefit of Recipient, except in accordance with the grant in Section 3.2 below.

3.2 Recipient’s Limited Use Rights. Subject to the receipt of necessary consents from Third Parties, Provider hereby grants to Recipient a non-exclusive, non-transferable, revocable right during the respective Service Term to use the Software owned by or licensed to Provider and related data and databases, in conformance with this Agreement and with any applicable Third Party license, for Recipient’s internal use only and not for the benefit of any Third Party unless expressly agreed otherwise in writing, and only as necessary for Recipient’s receipt of the Services. Recipient shall not, and shall cause its Affiliates, personnel, agents and contractors not to, modify, disassemble, reverse engineer, decompile or create derivative works of such Software, or copy such Software other than (a) as necessary to receive the Services or (b) to the extent not prohibited by applicable Law. Provider will use reasonable efforts to request that all Third Party agents and contractors providing the Services grant similar rights with respect to Software used by such Third Party agents and contractors to provide the Services; provided, that Recipient shall be responsible for all costs associated with securing such Third Party consents.

3.3 Relocation. Provider reserves the right to relocate or have relocated any and all applications accessed by Recipient pursuant to this Agreement to computer systems not currently utilized to provide such Services at no additional charge to Recipient.

3.4 Security. Provider will administer all security measures to be applied to Provider’s systems, including access rights to Recipient’s users. Provider reserves the right to control Recipient’s access to systems and applications on Provider’s network. Recipient will administer all security measures to be applied to Recipient’s systems, including access rights to Provider’s users, if any.

3.5 Data and Network Restrictions. Provider and Recipient understand that Recipient may need to access Provider Software and related data and databases in which there is no commercially practical method to partition or separately protect Provider data or information or to restrict access by Recipient to Provider networks or applications. In such case, if Provider believes that there is a risk to Provider or any of its Affiliates due to Recipient’s ability to access Provider or its Affiliates’ data, information, network or applications, Provider will have the right, but not the obligation, to establish and implement restrictions on Recipient’s access to any Software, data, databases, applications, or networks used in connection with the Services for the purposes of: (a) protecting the security of data on physical and electronic networks of Provider or any of its Affiliates; (b) assuring compliance with contractual restrictions imposed by Third Parties; (c) protecting the integrity of the data, applications, or networks; or (d) protecting against the loss of any material competitive advantage that Provider or its Affiliates may have with respect to its or their competitors. Provider will give reasonable notice to Recipient of the imposition of any such restrictions and use reasonable efforts to avoid any interruption or degrading of the Services being provided by Provider to Recipient arising from the imposition of any such restrictions. Provider reserves the right, upon reasonable notice to Recipient, to reasonably adjust fees and costs of the Services affected by such restrictions in accordance with the Cost Principles.

3.6 Exclusions.

(a) Except as otherwise expressly set forth in the SLAs, Recipient will not receive, as part of the Services: (i) enhancements to any computer applications that are not otherwise made in support of Provider businesses; (ii) program source code; (iii) specifications other than data and file specifications needed to enable Recipient to migrate from Provider systems; (iv) data flow diagrams; (v) training; (vi) database creation statements; (vii) documentation other than that otherwise available to Provider businesses in the form and format generally available; (viii) consultation on creating, installing or customizing new applications, computer, telecommunications or security systems subsequently developed or implemented by Recipient; (ix) addition of new electronic links to trading partners; (x) Software upgrades or additions, hardware upgrades or systems compliance audits unless otherwise performed by Provider in the normal course of supporting Provider business needs; (xi) except as provided in Section 2.4, migration planning or implementation services; (xii) new or renewed licenses for any Software; or (xiii) new projects commenced after the Effective Date.

(b) Provider will not provide disaster recovery services except as otherwise expressly provided for in an SLA.

(c) Except as otherwise provided in an SLA, Provider shall not be required to provide or reimburse the costs associated with wireless telephone service and/or equipment supplied, purchased or distributed by any wireless telephone provider as part of the Services provided herein. For the avoidance of doubt, Recipient shall be liable and responsible for any and all costs, charges and fees associated with wireless telephone services and/or equipment used by or on behalf of Recipient and its Affiliates (including all new and existing lines of services activated in the name of Provider or its Affiliates) as of and following the Effective Date.

3.7 Recipient Obligations.

(a) Recipient shall provide functionality testing to confirm non-impact on Recipient’s computers, Software, computer systems of, and Recipient’s ability to receive, the Services during any of Provider’s or its Affiliates’ Software, hardware, telecommunications or security upgrades; provided, that Provider will have given Recipient reasonable notice prior to implementation of any such upgrades. Recipient will report to Provider the results of such functionality testing.

(b) Recipient shall provide all equipment necessary for accessing, inputting and receiving output from Software and hardware provided by Provider as part of this Agreement.

(c) Recipient will engage in studies and forecasting (“Demand Forecasting”) with respect to user access of Software, hardware, telecommunications, and security systems hereunder, including new workload demand requests and migration planning efforts. The results of such Demand Forecasting shall be made available to Provider.

(d) Recipient will provide physical security for, and access to Provider to, all computer hardware, infrastructure, networking, data systems and security systems, including any wiring closets and PBX equipment, in each case of the foregoing that is provided to Recipient as part of the Services, and which will reside on Recipient’s property or facilities. Access to this equipment will be limited to Provider, Provider’s Affiliates, Third Party agents and contractors performing support for the equipment, unless otherwise agreed in writing.

(e) Recipient shall not install its own, its Affiliates’ or Third Party Software into the computer system of Provider, its Affiliates, Third Party agents or contractors, without the prior written permission of Provider or the appropriate Affiliate, Third Party agent or contractor. Recipient will be required to pay to Provider or its Affiliate, as applicable, any resultant licensing fees for such installation.

(f) Recipient shall not allow its computer network provided as a part of the Services to be connected to (i) the internet or any Third Party network in any manner other than through Provider’s network, or (ii) any public wireless access point.

(g) Recipient shall (i) comply with all aspects of Provider’s privacy policy as revised by Provider from time to time, and (ii) comply with all physical and electronic security requirements and conditions for Provider and its Affiliates’ network and computer system access and usage; provided, that such policies are delivered to Recipient on or before the Effective Date (or with reasonable advance written notice following the Effective Date). The DuPont Electronic Access Agreement (“DEAA”) (attached hereto as Exhibit D) shall be deemed to be delivered to Recipient in accordance with the immediately preceding sentence and shall be deemed executed by the Parties upon the execution of this Agreement. Recipient shall cause other Affiliates under its control and receiving any Services to execute the DEAA as it may be amended from time to time. In the event that Recipient or permitted subcontractors or permitted agents of Recipient discover or are notified of a breach or potential breach of security, Recipient shall immediately notify the appropriate Provider representative of such breach or potential breach. In addition to the foregoing, Recipient will review and adhere to the DuPont Information Security Organization (“DISO”) policies and standards as delivered by Provider to Recipient. To the extent that any of the foregoing DISO policies or procedures of Provider shall be updated or otherwise amended from time to time, notification shall be delivered by Provider to Recipient as notification is presented to other Provider businesses.

(h) Recipient shall require all individual users of the Services to consent to and/or acknowledge their respective obligations to comply with Provider’s acceptable computer usage and privacy policy applicable to Provider’s own employees, and shall secure all legally required consents and/or acknowledgments to permit Provider to monitor all usage of the Services by such individual users as permitted by such policy.

(i) Subject to Provider’s right to restrict or deny network or computer system access and usage to Recipient as otherwise provided in this Agreement, upon expiration or earlier termination of the Term, the DEAA shall terminate (save and except for the terms and conditions contained therein that expressly survive termination) and Provider shall revoke all network and computer system access and usage rights of Recipient provided in this Agreement.

(j) Upon Provider’s request, Recipient shall deliver to Provider a written certification that Software licensed to Recipient pursuant to this Agreement has been removed from all Recipient equipment.

(k) Both Parties agree to comply with applicable Law with respect to the processing of data and accordingly hereby enter into the Data Transfer Agreement (“DTA”) attached hereto as Exhibit E, setting out the terms upon which a Party agrees to process personal data on behalf of another Party, which is determined executed by the Parties hereto upon execution of this Agreement.

ARTICLE IV

COMPENSATION

4.1 Consideration.

(a) Service Fees. As consideration for Provider providing the Services in accordance with this Agreement, Recipient shall pay to Provider the sum of the amounts specified in this Agreement and in each SLA in effect during the relevant period including any costs related to a reduction or termination of a Service (collectively, the “Service Fees”). For the avoidance of doubt, the Service Fees shall be determined in accordance with the Cost Principles, but at all times shall be as set forth in each SLA to the extent specified therein (i.e., the Service Fees, to the extent specified in the SLA, will control over the Cost Principles). If Recipient exercises its rights to an Extended Term under a given SLA, unless otherwise agreed by Provider in writing, the Service Fees for such Extended Term shall be calculated in accordance with the Extended Term Cost Principles. To the extent set forth in any SLA, the Service Fees shall also be subject to increases at the beginning of each calendar year during the Term of such SLA.

(b) Expenses. In addition to the Service Fees set forth in the SLAs, and subject to Section 4.1(a) of this Agreement, Recipient shall reimburse Provider for any expenditures specified in an SLA as being a pass-through expenditure (the “Expenses”).

4.2 Taxes.

(a) The Service Fees referred to in Section 4.1(a) are exclusive of any Sales Taxes imposed with respect to such Service Fees. Recipient shall pay or reimburse, and hold Provider harmless against, any and all Sales Taxes that Provider is required to remit or pay in connection with the provision of Services by Provider to Recipient during the Service Term under this Agreement unless, and to the extent that, Recipient provides Provider with a valid and timely exemption (or resale) certificate or other information reasonably acceptable to Provider, indicating that (i) Recipient is exempt from such Sales Taxes, (ii) Recipient is authorized to remit directly such Sales Taxes to the appropriate Tax Authority (and Provider has no liability in the event of Recipient’s failure to so remit such Sales Taxes) or (iii) such Sales Taxes are inapplicable and the basis therefor; provided, that Provider has provided Recipient with an invoice in a form normal and customary for the purposes of the applicable Sales Taxes. Payments by Recipient pursuant to the preceding sentence are in addition to, do not reduce, and shall not be deducted from, payments under this Agreement. If Recipient provides Provider with the exemption (or resale) certificate described above and Provider relies on such exemption (or resale) certificate which is later determined to be incorrect, incomplete or otherwise defective, Recipient shall pay or reimburse, and hold Provider harmless from, any and all Sales Taxes, together with any penalties, interest or other additions to Sales Taxes that Provider is required to remit or pay as a result thereof. The Parties shall take commercially reasonable steps to cooperate to legally minimize the imposition of Sales Taxes relating the provision of Services pursuant to this Agreement.

(b) Nothing in this Article IV shall require Recipient to pay or reimburse, or hold Provider harmless from, any Sales Taxes that (i) is otherwise taken into account under this Agreement or (ii) that arises out of or results from the negligence or intentional misconduct of, or any failure to comply with applicable Law by, Provider or its Affiliates.

(c) If any payment made pursuant to this Agreement is subject to any withholding or deduction under applicable Law, the Party obligated to withhold shall (i) promptly notify the other Party, in writing, of such requirement at least ten (10) Business Days prior to making any withholding or deduction, and provide a reasonable opportunity for such other Party to provide forms or evidence that would exempt such amounts from withholding, (ii) pay to the relevant Tax Authority the full amount required to be deducted or withheld, and (iii) promptly forward to the other Party an official receipt (or a certified copy) evidencing such payment. Any amounts so deducted or withheld shall be treated as having been paid to the Person in respect of whom such deduction or withholding was made for all purposes of this Agreement.

4.3 Invoices. Provider shall provide invoices for the Services provided in a given month on a monthly basis, no later than the tenth (10th) Business Day of the month following the month when the Services were provided. Invoices shall detail the Service Fees, Taxes, Expenses and any costs and fees described in Section 4.1, if any, owed by Recipient with respect to the Services provided and Expenses incurred or paid with respect to the Services during the previous calendar months. Such monthly invoices shall designate the amount invoiced in respect to each SLA. On a monthly basis, Provider shall designate currency conversion rates, which Provider shall reasonably determine based on the Applicable Exchange Rate, on the last day of the month in which the applicable Service is provided (or, if the Applicable Exchange Rate is not available on such day, the Applicable Exchange Rate on the closest preceding day for which the Applicable Exchange Rate is available). All invoices shall be sent electronically to Recipient via the email addresses provided by Recipient to Provider in writing or, in the event that no email address is specified by Recipient, then at the address set forth in Section 11.5; provided, that Recipient may change the email address for invoices upon thirty (30) days’ prior written notice. Any disputes regarding an invoice shall be resolved in accordance with the terms of Section 4.4(b).

4.4 Payment.

(a) Invoice Remittance. Recipient shall pay to Provider, on or before thirty (30) days after the date of invoice, without demand and without any deduction, set-off, withholding or abatement whatsoever (except as provided in Sections 4.2(b) and 4.4(b)), the full amount of Service Fees and Expenses due unless the amount due is disputed, in which event the dispute shall be resolved in accordance with the terms of Section 4.4(b). All payments hereunder shall be made by electronic funds transmission or other mutually agreeable means denominated in the currency of the Territory or as otherwise specified in the relevant SLA. Payments due on a day other than a Business Day shall be due on the next succeeding Business Day. If needed, the Parties will implement arrangements to provide for electronic funds transfer on customary terms, with written confirmation, for such transfers.

(b) Disputed Amounts. Recipient shall promptly notify Provider of any dispute with any invoice and the Parties shall seek to resolve all disputes in accordance with the invoice dispute resolution process set forth on Exhibit F. Recipient shall pay all invoiced amounts (including any disputed amounts) and accrued interest within the period set forth and according to the processes described in Section 4.4(a) and Exhibit F, as applicable.

(c) Late Payments. All invoices paid after the applicable due date shall bear interest calculated on a per annum basis from the invoice due date to the date of actual payment equal to: (i) the Prime Rate, or (ii) the maximum amount allowed by Law, whichever is lower.

(d) Discontinuation of Service. If any amount due and payable to Provider pursuant to this Section 4.4 is not paid by Recipient within fifteen (15) days after its due date, as set forth in Section 4.4(a), or, for disputed amounts that the Parties are working in good faith to resolve such disputed amounts pursuant to the terms of Exhibit F, within fifteen (15) days of the date provided on Exhibit F, Provider may notify Recipient in writing of Recipient’s payment default in accordance with the notice provision set forth in Section 11.5. If Recipient has not cured such payment default within fifteen (15) days of Provider’s notification of such payment default, Provider shall have the right, in its sole discretion and without any resulting Liability to Recipient or to anyone claiming by or through Recipient because of such action, (i) to cease providing any such Service(s) (as provided in Section 5.4) for which payment has not been made, (ii) notwithstanding the provisions of Article V, terminate the relevant SLA, and such termination shall be without prejudice to any other remedy which may be available to Provider or (iii) change payment terms to payment in advance. Provider’s exercise of its rights under this Section 4.4(d) shall not limit or otherwise affect Provider’s right to terminate a Service, an SLA or this Agreement in accordance with Article V.

4.5 No Offset. Regardless of any other rights under any other agreements or Law and notwithstanding anything to the contrary contained herein, Recipient shall not have the right to set off any claim it may have or reduce its payment under this Agreement.

ARTICLE V

TERMINATION

5.1 Default. Subject to the terms of Article X below, if any Party (the “Defaulting Party”) shall fail to perform or default in any material respect in the performance of any of its obligations under this Agreement or any Exhibit or SLA hereto, Provider (in the case of a failure or default by Recipient) or Recipient (in the case of a failure or default by Provider) (each, a “Non-Defaulting Party”) may give written notice to the Defaulting Party specifying the nature of such failure or default and stating that the Non-Defaulting Party intends to terminate this Agreement if such failure or default is not cured within thirty (30) days of such written notice. If any failure or default so specified is not cured within such thirty (30)-day period, the Non-Defaulting Party may elect to immediately terminate this Agreement or any affected SLA. If any failure or default is not capable of cure within the respective cure period, the Non-Defaulting Party may elect to immediately terminate the affected SLA. Any termination as provided herein shall be effective upon giving a written notice of termination from the Non-Defaulting Party to the Defaulting Party following the respective cure period (if applicable) and shall be without prejudice to any other remedy which may be available to the Non-Defaulting Party against the Defaulting Party.

5.2 Insolvency Event. Notwithstanding anything to the contrary contained herein, if a Party (a) files for bankruptcy, (b) becomes or is declared insolvent, or is the subject of any proceedings related to its liquidation, insolvency or the appointment of a receiver or similar officer, (c) enters into any reorganization, composition or arrangement with its creditors (other than relating to a solvent restructuring), (d) makes an assignment for the benefit of all or substantially all of its creditors, or (e) takes any corporate action for any winding-up, dissolution, liquidation or administration (other than for the purpose of or in connection with any solvent amalgamation or reconstruction), then Provider (in the case of Recipient) or Recipient (in the case of Provider) may, without prejudice to its other rights hereunder terminate this Agreement forthwith by written notice. Without limiting the foregoing, Provider may, without prejudice to its other rights hereunder, terminate this Agreement forthwith by written notice upon the occurrence of a default or an event which, with the giving of notice or passage of time, or both, would result in an event of default with respect to any outstanding indebtedness of Recipient or any of its Affiliates.

5.3 Voluntary Termination. Subject to the terms of the applicable Exhibit or SLA hereto, Recipient may terminate any Service by giving Provider at least ninety (90) days’ advance written notice of its desire to terminate such Service; provided, that the termination of any Service shall only be effective on the last day of a calendar month (unless otherwise set forth in any applicable Exhibit or SLA) and that Recipient pays any applicable termination fees. If any Service is not selected by Recipient as of the Effective Date, or is terminated by Recipient as described herein, Recipient may not select such Service or reinstitute such Service, as the case may be, absent Provider’s prior written agreement. The notice of termination of a Service by Recipient shall be sufficiently specific as to identify the particular SLA or part thereof, and particular Service for which any such termination shall apply.

5.4 Effect of Termination. Recipient specifically agrees and acknowledges that all obligations of Provider to provide each respective Service shall immediately cease upon the expiration or earlier termination of the Service Term (including any Extended Term) for such Service. Provider shall have no obligation to recommence the provision of any Service to Recipient once any Service is not renewed or terminates under this Agreement. Further, upon the cessation of Provider’s obligation to provide any Service, Recipient shall immediately cease using, directly or indirectly, such Service (including any and all Provider Software or Third Party Software provided through Provider and computer systems or equipment). Recipient hereby agrees that Provider will experience a negative impact on Provider’s businesses as a result of providing any Service beyond the Service Term specified for such Service. In the event that any Service is continued beyond such date, and Recipient uses or benefits from such continuance, the Parties agree that Recipient shall be responsible to Provider for such continued Services, including any Third Party costs incurred by Provider as a result of such continued use, but in no event at an amount less than one and one-half (1.5) times the Service Fees and Expenses relating to such Service.

5.5 Survival of Payment Obligations. Notwithstanding anything to the contrary contained herein, termination of this Agreement or any SLA shall not affect Recipient’s obligation to pay any amount then owed to Provider (and amounts that become due and payable pursuant to the terms hereof after the applicable termination date) or a Third Party hereunder, including any costs or fees charged by Third Parties in connection with such termination of any Service.

5.6 Records. In the event of termination of a Service, upon Recipient’s reasonable written request and at Recipient’s expense, Provider will use reasonable efforts to make available to Recipient any records, data, Confidential Information (as defined in the Umbrella Secrecy Agreement) and reports relating to Recipient, which have been kept and retained by Provider in accordance with its ordinary records retention policies to the extent then available in the format and media that Provider then maintains such data during normal business hours.

5.7 Settlement of Accounts. Upon termination of any SLA, the Parties shall take all steps as may reasonably be required to complete any final settlement of accounts owing hereunder between them with respect to such SLA. Upon the termination of this Agreement, there will be a final accounting and each Party shall pay to the other Party any amounts owed to the other Party in accordance with the payment terms set forth in this Agreement.

ARTICLE VI

LIMITATION OF LIABILITY AND DISCLAIMER OF WARRANTIES

6.1 Liability. Except as expressly provided in (a) this Article VI and Article VII, neither Provider nor Recipient nor their respective Affiliates shall have Liability to the other Party or its Affiliates for any or all Claims arising out of this Agreement and (b) Section 6.3, neither Provider or Recipient nor their respective Affiliates shall have cumulative Liability to the other Party or its Affiliates for any or all Claims and/or Losses arising out of this Agreement in excess of the total Service Fees paid or payable hereunder in a six (6)-month period, whether such Claims and/or Losses arise on account of the furnishing or accepting of the Services hereunder, the failure to furnish or accept the Services hereunder, or otherwise.

6.2 Limitation of Losses. Notwithstanding Section 6.1 and subject to Section 6.3, if Provider or Recipient or their respective Affiliates suffers Losses arising out of this Agreement or any SLA, which Losses were caused by the other Party’s or its Affiliates’ breach of this Agreement, the sole liability of such breaching Party shall be (a) if the breaching Party is the Party that performed the Service, to refund the Service Fees and Expenses and/or other applicable costs and expenses for the relevant Service paid for but not properly performed, or (b) if the breaching Party is Recipient, then it shall pay the costs and expenses incurred by Provider as a result of the breach up to the amount of the Service Fees. SUBJECT TO SECTION 6.3, IN NO EVENT SHALL PROVIDER OR RECIPIENT OR THEIR RESPECTIVE AFFILIATES BE LIABLE FOR PUNITIVE, EXEMPLARY, SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL LOSSES ARISING FROM OR RELATING TO ANY CLAIM MADE UNDER THIS AGREEMENT OR REGARDING THE PROVISION OR RECEIPT OF OR THE FAILURE TO PROVIDE OR RECEIVE SERVICE(S) HEREUNDER (EXCEPT FOR ALL COMPONENTS OF AWARDS AGAINST THE NON-BREACHING PARTY IN ANY THIRD PARTY CLAIM, INCLUDING COMPONENTS OF SUCH THIRD PARTY CLAIM RELATING TO ANY OF THE FOREGOING AND ATTORNEYS’ FEES). Notwithstanding the foregoing, if Provider fails to provide any Service under this Agreement or an SLA in breach of its obligations hereunder, Recipient shall provide Provider with notice of such failure or breach and an opportunity to cure for thirty (30) days.

6.3 Limited Liability Exclusions. The limitations of Liability and Losses provided in Section 6.1 and Section 6.2 shall not apply to: (a) fines or penalties, including the revocation of any Permit, assessed by a Governmental Entity; (b) any obligation to indemnify, defend and hold harmless under Article VII; (c) Losses arising from any Willful Breach of this Agreement; and (d) Losses arising from willful misconduct or fraud.

6.4 Third Party Service Providers. In the event that a Third Party agent or contractor of Provider supplies any Service and Recipient informs Provider that such Service does not meet the Specification in the applicable section of the relevant SLA, then Provider and any appropriate Affiliate shall use commercially reasonable efforts to work with Recipient and the Third Party agent or contractor to bring the Service within the Specification.

6.5 Mitigation. Recipient and Provider (as the case may be) shall use their respective commercially reasonable efforts to mitigate the Losses (if any) incurred by them as a result of any breach by another Party of that other Party’s obligations under this Agreement.

6.6 DISCLAIMER OF WARRANTIES. SUBJECT TO THE APPLICABLE LEGAL REQUIREMENTS (IF ANY) OF ANY RELEVANT JURISDICTION THAT CANNOT BE VARIED BY CONTRACT, RECIPIENT ACKNOWLEDGES THAT ALL SOFTWARE AND EQUIPMENT PROVIDED AS PART OF THE SERVICES IS PROVIDED “AS IS.” PROVIDER DISCLAIMS ANY AND ALL WARRANTIES, CONDITIONS OR REPRESENTATIONS (EXPRESS OR IMPLIED, ORAL OR WRITTEN) WITH RESPECT TO THE SERVICES, SOFTWARE AND EQUIPMENT PROVIDED AS PART OF THE SERVICES, INCLUDING ANY AND ALL IMPLIED WARRANTIES OR CONDITIONS OF TITLE, NONINFRINGEMENT, ACCURACY OF INFORMATIONAL CONTENT, MERCHANTABILITY, OR FITNESS OR SUITABILITY FOR ANY PURPOSE (WHETHER OR NOT PROVIDER KNOWS OR HAS REASON TO KNOW ANY SUCH PURPOSE), WHETHER ALLEGED TO ARISE BY LAW, BY REASON OF CUSTOM OR USAGE IN THE TRADE, OR BY COURSE OF DEALING AND, WITHOUT LIMITING THE FOREGOING, PROVIDER EXPRESSLY DISCLAIMS ANY WARRANTY THAT THE SOFTWARE AND EQUIPMENT WILL BE ERROR-FREE OR FREE OF VIRUSES OR OTHER SOFTWARE ROUTINES OR DEVICES (E.G., BACK DOORS, TIME BOMBS, TROJAN HORSES, OR WORMS), AND RECIPIENT ACKNOWLEDGES THAT IT HAS NOT AND WILL NOT RELY ON ANY SUCH WARRANTIES, CONDITIONS, OR REPRESENTATIONS (WHETHER OR NOT WAIVABLE UNDER APPLICABLE LAW).

ARTICLE VII

INDEMNIFICATION

7.1 Indemnification.

(a) Third Party Indemnification.

(i) Indemnification by Recipient. Recipient shall indemnify, defend and hold harmless Provider and its Affiliates from and against any and all Losses arising out of or relating to any Third Party Claim that arises out of or relates to (A) the receipt or use of any Service by Recipient (except to the extent required to be indemnified by Provider pursuant to Section 7.1(a)(ii) or to the extent arising from Provider’s breach of this Agreement), (B) Recipient’s Willful Breach of this Agreement or violation of Law or any Permit by Recipient or its Affiliates or (C) gross negligence, willful misconduct or fraud by Recipient or its Affiliates.

(ii) Indemnification by Provider. Provider shall indemnify, defend and hold harmless Recipient and its Affiliates from and against any and all Losses arising out of or relating to any Third Party Claim that arises out of or relates to (A) Provider’s Willful Breach of this Agreement or violation of Law or any Permit by Provider or its Affiliates or (B) gross negligence, willful misconduct or fraud by Provider or its Affiliates.

(b) Improper Access. Notwithstanding the foregoing, (i) Recipient agrees to indemnify Provider, Provider’s Affiliates, agents and contractors for any Losses incurred by Provider, Provider’s Affiliates, agents and contractors to the extent arising out of improper access to and/or use of Provider systems by Recipient, Recipient’s Affiliates, agents and contractors and (ii) Provider agrees to indemnify Recipient, Recipient’s Affiliates, agents and contractors for any Losses incurred by Recipient, Recipient’s Affiliates, agents and contractors to the extent arising out of improper access to and/or use of Recipient systems by Provider, Provider’s Affiliates, agents and contractors.

(c) Claims Asserted by a Third Party Service Provider. Where a Third Party supplier provides a Service on behalf of Provider hereunder and that Third Party (including its subcontractors, Affiliates, employees or agents) files Claims and/or Losses against Provider or Recipient (or both Provider and Recipient) or their respective Affiliates relating to that Third Party’s provision of a Service, Provider and Recipient shall indemnify, defend, and hold the other and its Affiliates, employees and agents, harmless with respect to such Claims and/or Losses to the extent such indemnifying Party was at fault in connection with the underlying act(s) or omission(s).

7.2 Indemnification Procedures.

(a) A Person that may be entitled to be indemnified under this Agreement (the “Indemnified Party”) shall promptly notify the party or parties liable for such indemnification (the “Indemnifying Party”) in writing of any pending or threatened claim or demand that the Indemnified Party has determined has given or would reasonably be expected to give rise to such right of indemnification (including a pending or threatened claim or demand asserted by a Third Party against the Indemnified Party, such claim being a “Third Party Claim”), describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim or demand (to the extent then known); provided, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Section 7.2(a) except to the extent the Indemnifying Party is actually prejudiced by such failure.

(b) Subject to the provisions of this Section 7.2(b), the Indemnifying Party shall have the right, at its sole expense, to be represented by counsel of its choice, which must be reasonably satisfactory to the Indemnified Party and to defend against, negotiate, settle or otherwise deal with any Third Party Claim, or otherwise assume the defense of any Third Party Claim, which relates to any Losses alleged to be indemnifiable by it hereunder. If the Indemnifying Party elects to defend against, negotiate, settle or otherwise deal with any Third Party Claim, or otherwise assume the defense of any Third Party Claim, which relates to any Losses alleged to be indemnifiable by it hereunder, it shall, within twenty (20) days of the Indemnified Party’s written notice of the assertion of such Third Party Claim pursuant to Section 7.2(a), notify the Indemnified Party of its intent to do so; provided, that the Indemnifying Party must conduct its defense of the Third Party Claim reasonably diligently thereafter in order to preserve its rights in this regard. If the Indemnifying Party elects not to defend against, negotiate, settle or otherwise deal with any Third Party Claim, or otherwise assume the defense of any Third Party Claim, which relates to any Losses alleged to be indemnifiable by it hereunder or fails to notify the Indemnified Party of its election as herein provided (or fails to conduct its defense of the Third Party Claim reasonably diligently), the Indemnified Party may defend against, negotiate, settle or otherwise deal with such Third Party Claim with counsel of its own choosing (at the Indemnifying Party’s expense; provided, that the Indemnifying Party shall not be required to pay for more than one (1) such counsel (plus any appropriate local counsel)) and the Indemnifying Party shall have the right to participate in any such defense with separate counsel. If the Indemnifying Party shall assume the defense of any Third Party Claim, the Indemnified Party may participate, at its own expense, in the defense of such Third Party Claim; provided, that such Indemnified Party shall be entitled to participate in any such defense with separate counsel at the expense of the Indemnifying Party if (i) so requested by the Indemnifying Party to participate or (ii) in the reasonable opinion of counsel to the Indemnified Party a conflict or potential conflict exists between the Indemnified Party and the Indemnifying Party that would make such separate representation advisable; provided, further, that the Indemnifying Party shall not be required to pay for more than one (1) such counsel (plus any appropriate local counsel) for all Indemnified Parties in connection with any Third Party Claim. Each Party agrees to provide reasonable access to each other Party to such documents and information as may reasonably be requested in connection with the defense, negotiation or settlement of any such Third Party Claim. Notwithstanding anything in this Section 7.2(b) to the contrary, no Indemnified Party shall, without the prior written consent of the Indemnifying Party, settle or compromise any Third Party Claim or permit a default or consent to entry of any Judgment with respect to any Third Party Claim. If the Indemnifying Party has assumed the defense and control of a Third Party Claim, it shall not consent to a settlement or compromise of, or the entry of Judgment arising from, any Third Party Claim without the consent of any Indemnified Party unless (A) the sole relief provided is monetary damages, (B) there is no finding or admission of any violation of Law or any violation of the rights of any Person, and (C) the Indemnified Party is granted an unconditional release from all Liability with respect to such claim.

ARTICLE VIII

GOVERNANCE

8.1 Contract Managers. Provider and Recipient shall each nominate a representative to act as the primary contact person for the provision of all of the Services (collectively, the “Contract Managers”). The initial Contract Managers shall be Franklin Silva for Provider and Shawn McCutchen for Recipient. Provider and Recipient shall advise each other, upon fifteen (15) days’ prior written notice, of any change in their respective Contract Manager. Provider and Recipient agree that all communications relating to the provision of the Services shall be directed to the Contract Managers. No amendment to any Exhibit or SLA or this Agreement nor any increases, reductions or other changes to the scope and extent of the provision of the Services shall be effective or binding on the Parties once this Agreement is effective unless agreed to in writing by the Parties.

8.2 Service Coordinators. Provider and Recipient shall identify a service coordinator in each SLA executed hereunder to address specific issues or concerns for such SLA (each, a “Service Coordinator”). The Parties may also identify other focal points or teams in the SLA as needed to facilitate effective collaboration between the Parties regarding the Services. Issues that are unable to be resolved by the Service Coordinators shall be escalated to the Contract Managers prior to any other form of executive escalation or dispute resolution.

ARTICLE IX

INTELLECTUAL PROPERTY; CONFIDENTIALITY

9.1 Intellectual Property Ownership. Except as otherwise expressly provided in this Agreement or any other Ancillary Agreement (as defined in the Separation Agreement), each Party shall retain ownership of its and its Affiliates’ Background IP and any derivative works, additions, modifications, translations or enhancements thereof created by a Party or its Affiliates pursuant to this Agreement. If and to the extent that any new Intellectual Property is developed by Provider in the performance of this Agreement or the provision of the Services hereunder (excluding, for clarity, any Background IP of either Party or its Affiliates, the “New IP”), Recipient will own any Recipient Content included in the New IP, and Provider will otherwise own all New IP, in each case unless otherwise provided in an SLA. Each Party shall, at the other Party’s reasonable request and expense, assist the other Party in obtaining and enforcing the Intellectual Property as allocated hereunder in all countries in the world. To the extent that either Party or its Affiliates is assigned or otherwise obtains ownership of any right, title or interest in or to any Intellectual Property in contravention of this Section 9.1, such Party hereby assigns, and shall cause its Affiliates to assign, to the other Party or the other Party’s designated Affiliate all such right, title and interest.

9.2 Intellectual Property Licenses.

(a) License to Provider. Subject to the terms and conditions of this Agreement, Recipient hereby grants, and shall cause its Affiliates to grant, to the extent of their respective rights to do so, to Provider a limited, revocable (solely in accordance with Article V), royalty-free, fully paid-up, sublicensable (through multiple tiers, solely to Affiliates of Provider), non-transferable (except pursuant to a permitted assignment of this Agreement), worldwide, non-exclusive license during the Term in, to and under the Background IP and Recipient Content of Recipient and its Affiliates, solely to the extent that such Background IP and Recipient Content is necessary for Provider to provide the Services to Recipient, and solely for use in the provision of the Services to Recipient. Provider shall, and shall cause its Affiliates to, use such Background IP and Recipient Content of Recipient and its Affiliates solely for purposes of providing the Services to Recipient, except as otherwise expressly permitted pursuant to a written agreement between the Parties or their respective Affiliates.

(b) License to Recipient. Subject to the terms and conditions of this Agreement, Provider hereby grants, and shall cause its Affiliates to grant, to the extent of their respective rights to do so, to Recipient a limited, revocable (solely in accordance with Article V), royalty-free, fully paid-up, sublicensable (solely to Affiliates of Recipient), non-transferable (except pursuant to a permitted assignment of this Agreement), worldwide, non-exclusive license during the Term to use any Background IP that is provided by Provider to Recipient as part of the Services or New IP owned by Provider and its Affiliates (excluding, for clarity, any Recipient Content) solely in connection with the receipt of the Services by Recipient and its Affiliates. Recipient shall, and shall cause its Affiliates to, use such Background IP and New IP solely for purposes of receiving the Services from Provider, except as otherwise expressly permitted pursuant to a written agreement between the Parties or their respective Affiliates.

9.3 Confidentiality. The Parties acknowledge and agree that the Umbrella Secrecy Agreement is hereby incorporated into this Agreement, and shall apply to the transactions contemplated by this Agreement to the extent applicable, mutatis mutandis.

ARTICLE X

FORCE MAJEURE

10.1 Occurrence of Force Majeure.

(a) Excused Performance. A Party affected by a Force Majeure event shall be excused from performance of its obligations under or pursuant to this Agreement if, and to the extent that, performance of such obligations is delayed, hindered or prevented by such Force Majeure. For the avoidance of doubt, a Force Majeure event affecting a Third Party supplier of any Service and any failure by such a supplier to supply (in whole or in part) any Service for any other reason (except in the event of a breach, or alleged breach by Provider of its contract with such Third Party supplier) shall constitute Force Majeure hereunder if, and to the extent that such event or failure prevents, hinders or delays Provider in the performance of its obligations hereunder. A Force Majeure shall not apply to the making of any payment due hereunder.

(b) Notification. The affected Party shall orally notify the other Party as promptly as reasonably practicable after the occurrence of such Force Majeure event and, in addition, shall provide the other Party with written notice of such Force Majeure event as soon as reasonably practicable after the occurrence of such Force Majeure event.

(c) Efforts to Remedy; Notice. Upon the occurrence of a Force Majeure event, the affected Party shall use commercially reasonable efforts to remedy such Force Majeure event (other than with respect to labor disputes, which are addressed by Section 10.1(f)) and shall resume performance of its obligations hereunder as promptly as reasonably practicable after the Force Majeure event has been remedied. The affected Party shall provide prompt notice to the other Party when the relevant Force Majeure event has been remedied.

(d) No Liability. If the Party affected by Force Majeure complies with the provisions of Section 10.1(c), it shall not be liable for any failure to perform its obligations hereunder arising from such Force Majeure, other than its failure to comply with this Article X.

(e) Substitute Services. Upon the occurrence and during the continuance of a Force Majeure affecting Provider, Recipient shall be entitled to obtain substitute Services on a temporary basis. Provider shall cooperate at Recipient’s reasonable request and expense with Recipient’s efforts to obtain temporary substitute Services. Recipient may terminate a Service affected by a Force Majeure on the later of: (i) the thirtieth (30th) day after the date on which Recipient notifies Provider that it intends to exercise its right to obtain permanent substitute Service; and (ii) any later date of termination specified in such notice, and only in the event that such Force Majeure continues through such date. Upon such termination, Provider will have no further obligation to provide and Recipient shall have no further obligation to accept such Service or Services and all costs associated with such Service shall cease to accrue.

(f) Settlement of Labor Disputes. Notwithstanding anything to the contrary in this Section 10.1(f), express or implied, the settlement of strikes, lockouts and other industrial disputes or disturbances shall be entirely within the discretion of the affected Party, and the affected Party may make settlement thereof in such time and on such terms and conditions as it may deem to be appropriate, and no delay in making such settlement deprives the affected Party of the benefits of the provisions of this Article X.

ARTICLE XI

MISCELLANEOUS

11.1 Entire Agreement. This Agreement and the Umbrella Secrecy Agreement, and the Exhibits, Schedules and SLAs hereto and thereto, shall constitute the entire agreement between the Parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments, course of dealings and writings with respect to such subject matter. In the event of any inconsistency between this Agreement and any Exhibit or Schedule hereto, the Exhibit or Schedule shall prevail. Neither Party shall be liable or bound to the other Party in any manner by any representations, warranties or covenants relating to such subject matter except as specifically set forth herein and therein and none shall be deemed to exist or be inferred with respect to the subject matter hereof.

11.2 Successors and Assignment.

(a) Subject to Section 11.2(b), neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or transferred in whole or in part, by operation of Law or otherwise, by either of the Parties without the prior written consent of the other Party. Any purported assignment in violation of the preceding sentence shall be void ab initio. Subject to the two preceding sentences, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and permitted assigns.

(b) Notwithstanding anything to the contrary in Section 11.2(a), but subject to the restrictions in the last sentence of Section 2.1(g), either Party or its respective Affiliates (the “Assigning Party”) may assign this Agreement, in whole or in part, by operation of law or otherwise, without the prior written consent of the other Party:

(i) To an Affiliate of the Assigning Party; or

(ii) To a Third Party in connection with a sale, conveyance, disposition, divestiture, contribution to a joint venture or a similar transaction, including by merger, consolidation, reorganization, or other business combination, by the Assigning Party or any of its Affiliates of assets or properties of the Assigning Party or any of its Affiliates to which the subject matter of this Agreement relates (“Relevant Assets”); provided, that if the Assigning Party effects an assignment pursuant to this Section 11.2(b)(ii), the Assigning Party may only assign such rights and obligations under this Agreement as are related to such Relevant Assets.

(c) Upon the assignment of this Agreement in accordance with this Section 11.2 and the express assumption by the assignee of the applicable obligations of the assignor under this Agreement through the execution of an assignment and assumption agreement, the assignor shall be automatically released from all obligations and liabilities under this Agreement that are the subject of such assignment and assumption; provided, that such assignment shall not relieve the Assigning Party of its obligations hereunder that have accrued prior to such assignment.

11.3 Amendments and Waivers. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each Party to this Agreement or, in the case of a waiver, by each Party against whom the waiver is to be effective. No failure or delay on the part of any Party in the exercise of any right, power or privilege hereunder shall impair such right, power or privilege or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or covenant herein, nor shall any single or partial exercise of such right, power or privilege preclude other or further exercise thereof or any other right, power or privilege. The rights and remedies provided in this Agreement shall be cumulative and not exclusive of any rights or remedies provided by applicable Law. Notwithstanding the foregoing, the Parties may amend, modify or add SLAs to this Agreement (but only SLAs) at any time, but only by an instrument in writing signed by the Parties.

11.4 No Third Party Beneficiaries. Except for Section 7.1(a), this Agreement and the Exhibits, Schedules and SLAs hereto are for the sole benefit of the Parties and their permitted successors and assigns and nothing herein (express or implied) is intended to confer in or on behalf of any Person not a party to this Agreement (and their successors and assigns) any rights, benefits, causes of action or remedies with respect to the subject matter or any provision hereof.

11.5 Notices. Notices, requests, instructions or other documents to be given under this Agreement shall be in writing and shall be deemed to have been properly delivered, given and received, (a) on the date of transmission if sent via email (provided, however, that notice given by email shall not be effective unless either (i) a duplicate copy of such email notice is promptly given by one of the other methods described in this Section 11.5 or (ii) the receiving party delivers a written confirmation of receipt of such notice either by email or any other method described in this Section 11.5 (excluding “out of office” or other automated replies)), (b) when delivered, if delivered personally to the intended recipient, and (c) one (1) Business Day later, if sent by overnight delivery via a national courier service (providing proof of delivery), and in each case, addressed to a Party at the address for such Party set forth on a schedule to be delivered by each Party to the address set forth below (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 11.5):

(a) if to Provider,

c/o DuPont Specialty Products USA, LLC

Chestnut Run Plaza

974 Centre Road

P.O. Box 2915

Wilmington, Delaware 19805

Attention: Franklin Silva

Email: [•]

with a copy (which shall not constitute notice) to:

DuPont Specialty Products USA, LLC

Chestnut Run Plaza

974 Centre Road

P.O. Box 2915

Wilmington, Delaware 19805

Attention: General Counsel

Email: [•]

and

Ballard Spahr LLP

1735 Market Street, 51st Floor

Attention: Brian Doerner

Email: Doerner@ballardspahr.com

(b) if to Recipient,

c/o EKC Advanced Electronics USA, LLC

Chestnut Run Plaza

974 Centre Road

Building 735

Wilmington, Delaware 19805

Attention: Peter Hennessey

Email: [•]

with a copy (which shall not constitute notice) to:

EKC Advanced Electronics USA, LLC

Chestnut Run Plaza

974 Centre Road

Building 735

Wilmington, Delaware 19805

Attention: Shawn McCutchen

Email: [•]

SLAs may contain a local address for a given site for notices concerned only with a specific Site.

11.6 Governing Law; Dispute Resolution.

(a) This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without regard to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

(b) Except as provided in this Agreement, Exhibit G shall apply to the resolution of any Disputes as defined therein. Each of the Parties hereby (i) agrees that service of process will be validly effected by sending notice in accordance with Section 11.5; and (ii) to the fullest extent permitted by law, irrevocably and unconditionally waives and releases, and agrees not to assert by way of motion, defense, or otherwise, in or with respect to any Action, any claim to sovereign or any other immunity in regard to any proceedings to enforce an arbitration award rendered by a tribunal constituted pursuant to Exhibit G, or to compel arbitration or for interim or provisional remedies in aid of arbitration, including immunity from suit, immunity from service of process, immunity from jurisdiction of any court, and immunity of its property and revenues from execution or from attachment or sequestration before or after judgment.

11.7 Specific Performance. The Parties acknowledge and agree that irreparable harm would occur in the event that the Parties do not perform any provision of this Agreement in accordance with its specific terms or otherwise breach this Agreement and the remedies at law for any breach or threatened breach of this Agreement, including monetary damages, are inadequate compensation for any indemnifiable Loss. Accordingly, from and after the Effective Date, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the Parties agree that the Parties to this Agreement who are or are to be thereby aggrieved shall, subject and pursuant to the terms of this Article XI (including for the avoidance of doubt, after compliance with all notice and negotiation provisions herein), have the right to specific performance and injunctive or other equitable relief of its or their rights under this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The Parties agree that any defense in any action for specific performance that a remedy at law would be adequate is hereby waived, and that any requirements for the securing or posting of any bond with such remedy are hereby waived.

11.8 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon a determination that any term, provision, covenant or restriction is invalid, illegal, void or unenforceable, the Parties shall negotiate in good faith to modify to the fullest extent permitted by applicable Law this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

11.9 Counterparts. This Agreement may be executed and delivered (including by facsimile or other means of electronic transmission, such as by electronic mail in “pdf” form) in more than one counterpart, all of which shall be considered one and the same agreement, each of which when executed shall be deemed to be an original, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to each of the Parties.

11.10 Expenses. Whether or not the transactions contemplated by this Agreement take place, and except as set forth otherwise in this Agreement, all costs and expenses (including legal fees, accounting fees, investment banking fees, and filing fees) incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expenses.

11.11 Parties in Interest. The provisions of this Agreement and any Exhibit or Schedule hereto and the obligations and rights hereunder and thereunder shall be binding upon, inure to the benefit of and be enforceable by (and against) the Parties and their respective successors and permitted transferees and assigns. Nothing expressed or implied in this Agreement is intended or will be construed to confer upon or give any Person, other than the Parties and their respective subsidiaries and Affiliates, any rights or remedies under or by reason of this Agreement or any transaction contemplated thereby.

11.12 Relationship of the Parties. Nothing contained in this Agreement shall be construed so as to operate or to place any Party or its Affiliates in the relationship of employee or agent or joint venture or legal representative of the other Party or its Affiliates and it is hereby expressly agreed and acknowledged that each of the Parties is an independent contracting Party which does not have the authority or power for or on behalf of the other Party to enter into any contract, to incur debts, to accept money, to assume obligations or to make any warranties or representations whatsoever.

11.13 Conflict. In the event of a conflict between the terms and conditions of this Agreement and any SLA or Schedule, the terms and conditions of this Agreement shall govern, unless an SLA or Schedule contains a conflicting term or condition expressly stated to take precedence over this Agreement in the relevant section of the applicable SLA or Schedule, in which case such term or condition of such SLA or Schedule shall govern. Nothing in this Agreement, express or implied, is intended to or shall be construed to modify, expand or limit in any way the provisions of the Separation Agreement, unless and to the limited extent that a provision of this Agreement expressly states that it shall govern. In the event of any conflict between any provision of this Agreement and any provision of the Separation Agreement, the applicable provision of the Separation Agreement shall govern and control, unless and to the limited extent that a provision of this Agreement expressly states that it shall govern.

11.14 Survival . Without prejudice to the survival of the provisions of any other agreements of the Parties, the Parties expressly agree that the provisions of Article V (Termination), Article VI (Limitation of Liability and Disclaimer of Warranties), Article VII (Indemnification), and this Article XI (Miscellaneous) shall survive any termination or expiration of this Agreement.

11.15 Supply of Services. The Parties acknowledge and agree that this Agreement is an agreement for the supply of services and is not an agreement for the sale of goods and shall not be governed by Article 2 of the Uniform Commercial Code or the United Nations International Convention for the Sale of Goods or any analogous statutory law purporting to apply to the sale of goods.

11.16 Further Assurances. Except as otherwise provided in this Agreement, the Parties shall, and shall cause their respective Affiliates to, use commercially reasonable efforts to take, or cause to be taken, all appropriate action, to do, or cause to be done, all things necessary, proper or advisable under applicable Law, and to execute and deliver such documents and other papers as may be required to carry out the provisions of this Agreement and to consummate and make effective the transactions contemplated by this Agreement.

11.17 Compliance with Laws. In performing its obligations, each Party will comply with all federal, state, and local Laws, ordinances, tariffs, and regulations of Governmental Entities applicable to such Party.

11.18 No Recourse. Any claim or cause of action based upon, arising out of, or related to this Agreement may only be brought against the entities that are expressly named as parties hereto or thereto and then only with respect to the specific obligations of such party and subject to the terms, conditions and limitations set forth herein or therein.

11.19 Title and Headings. Titles and headings to sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the Effective Date.

PROVIDER:

DUPONT SPECIALTY PRODUCTS USA, LLC

By:	/s/ Michael P. Heffernan
Name:	Michael P. Heffernan
Title:	President

[Signature Page to Transition Services Agreement]

PROVIDER AFFILIATE:

PERFORMANCE SPECIALTY PRODUCTS (SINGAPORE) PTE. LTD.

By:	/s/ Gulati Tanmeet Singh
Name:	Gulati Tanmeet Singh
Title:	Legal Representative

[Signature Page to Transition Services Agreement]

PROVIDER AFFILIATE:

DUPONT SPECIALTY PRODUCTS OPERATIONS SARL

By:	/s/ Aldjia Begriche
Name:	Aldjia Begriche
Title:	Managing Director

[Signature Page to Transition Services Agreement]

PROVIDER AFFILIATE:

DUPONT SPECIALTY PRODUCTS INDIA PRIVATE LIMITED

By:	/s/ Sanjeev Khetarpal
Name:	Sanjeev Khetarpal
Title:	Director

[Signature Page to Transition Services Agreement]

PROVIDER AFFILIATE:

DUPONT (SHENZHEN) INVESTMENT CO., LTD

By:	/s/ Chen ZhiDong
Name:	Chen ZhiDong
Title:	Legal Representative

[Signature Page to Transition Services Agreement]

RECIPIENT:

EKC ADVANCED ELECTRONICS USA, LLC

By:	/s/ Andrew R. Girardi
Name:	Andrew R. Girardi
Title:	Vice President

[Signature Page to Transition Services Agreement]

RECIPIENT AFFILIATE:

DU PONT CHINA HOLDING COMPANY LIMITED

By:	/s/ Emma Lu
Name:	Emma Lu
Title:	Legal Representative

[Signature Page to Transition Services Agreement]

RECIPIENT AFFILIATE:

DU PONT TAIWAN LIMITED

By:	/s/ Dennis Chen
Name:	Dennis Chen
Title:	President

[Signature Page to Transition Services Agreement]

RECIPIENT AFFILIATE:

EKC ADVANCED ELECTRONICS INDIA PRIVATE LIMITED

By:	/s/ Manish Disa
Name:	Manish Disa
Title:	Director

[Signature Page to Transition Services Agreement]

RECIPIENT AFFILIATE:

EKC ADVANCED ELECTRONICS 1 JAPAN KABUSHIKI KAISHA

By:	/s/ Shigenori Kobayashi
Name:	Shigenori Kobayashi
Title:	President

[Signature Page to Transition Services Agreement]

RECIPIENT AFFILIATE:

EKC ADVANCED ELECTRONICS KOREA LTD.

By:	/s/ Seung Kwan Yang
Name:	Seung Kwan Yang
Title:	Director

[Signature Page to Transition Services Agreement]

RECIPIENT AFFILIATE:

EKC ADVANCED ELECTRONICS SINGAPORE PTE. LTD.

By:	/s/ Wong Choon Hee James
Name:	Wong Choon Hee James
Title:	Director

[Signature Page to Transition Services Agreement]

RECIPIENT AFFILIATE:

EKC ADVANCED ELECTRONIC SOLUTIONS SARL

By:	/s/ Christiaan van Hogendorp
Name:	Christiaan van Hogendorp
Title:	Manager

[Signature Page to Transition Services Agreement]